Exhibit 3.1 Certificate of Incorporation

State of Delaware
Secretary of State
Division of Corporations
Delivered   03:58  PM  11/ 06/2013
FILED  03:01 PM 11/06/2013
SRV 131279013 - 5427914 FILE

CERTIFICATE OF INCORPORATION
OF
NW Crestvalley, Inc.

FIRST: The name of the corporation is: NW Crestvalley, Inc.

SECOND: Its  registered office in the State of Delaware is located at 16192 Coastal Highway. Lewes, Delaware 19958-9776, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 500.000,000 shares of common stock having a par value of $0.000100 per share.

FIFTH:   The business and affairs of the corporation shall be managed  by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of  directors is authorized to amend or repeal the bylaws.

EIGHTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

NINTH: The incorporator is Richard H. Bell in care of Harvard Business Services, Inc., whose mailing address is 16192 Coastal Highway, Lewes, DE 19958.

TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholdel'8 for monetary damages for breach of fiduciary duty as a director.

I, Richard H. Bell, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this November 06, 2013

Signed and Attested to by:  /s/ Richard H. Bell
Harvard  Business Services, Inc.
By Richard H. Bell, incorporator